Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(646) 277-1220
ULTA ANNOUNCES FIRST QUARTER FISCAL YEAR 2009 RESULTS
First Quarter Net Sales Increases 12.3%
First Quarter Diluted EPS of $0.08
Generates $5.6 Million of Free Cash Flow
     Romeoville, IL — June 4, 2009 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen-week period (“First Quarter”) ended May 2, 2009, which compare to the first quarter ended May 3, 2008.
For the First Quarter:
•	Net sales increased 12.3% to $268.8 million from $239.3 million in the first quarter of fiscal 2008;

•	Comparable store sales (sales for stores open at least 14 months) decreased 2.3% compared to an increase of 3.9% in the first quarter of fiscal 2008;

•	Pre-opening expenses decreased $2.6 million to $1.2 million in the first quarter fiscal 2009 due to the planned decrease in the Company’s new store program;

•	Operating income increased 10.8% to $9.0 million compared to $8.1 million in the first quarter of fiscal 2008;

•	Net income increased to $4.9 million compared to $4.3 million in the first quarter of fiscal 2008;

•	Income per diluted share increased to $0.08, compared to $0.07 in the first quarter of fiscal 2008, which included $0.01 per share of severance costs for the management change in March 2008.

Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “In a difficult retail environment, we continue to build our customer base and grow loyalty to the Ulta brand, as evidenced by the 2% increase in traffic and expansion in our market share. As a result, our comparable store sales were at the top end of our first quarter guidance and with careful expense control we achieved earnings ahead of our guidance. Additionally, the prudent management of working capital and capital investment drove $5.6 million in free cash flow for the quarter.”
“As we begin the second quarter, we remain confident in our ability to win market share by continuing to execute on our core strategies, new brand expansion, and unique merchandising and marketing,” Ms. Kirby continued. “Quarter-to-date, our comparable store sales are consistent with our performance in the first quarter and we are excited about the expanded rollout of Benefit cosmetics that begins this week.”
“With a balanced approach to optimizing both top- and bottom-line performance, we expect to navigate this tough environment while continuing to position Ulta for stronger performance when the economy improves. Our continued focus on inventory management and expense control has resulted in permanent efficiency gains that are expected to improve our profit potential in both the short and long term. We expect the market share gains that we are currently achieving to broaden our loyalty club membership, and we will be poised to capitalize on our strengthened customer base, in a better economy. We remain confident in our 1,000 store target and are prepared to accelerate store growth in 2010 based on the availability of quality real estate,” Ms. Kirby concluded.
Balance Sheet and Cash Flow
     Merchandise inventories at the end of the first quarter totaled $230.3 million, compared to $212.6 million at the end of first quarter fiscal 2008, representing an increase of $17.7 million due to the addition of 55 net new stores opened since May 3, 2008. Average inventory per store decreased 4.8% after adjusting for the initial incremental inventory set up for our Phoenix, Arizona distribution center that began operation in the first quarter last year.
     For the first quarter, the Company generated free cash flow of $5.6 million. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment. A reconciliation of free cash flow, a non-GAAP measure, is included at Exhibit 4.
Store Expansion
     During the first quarter, the Company opened 9 stores, 1 each in Opelika, AL; Oro Valley, AZ; Queen Creek, AZ; Brentwood, CA; Fresno, CA; Grand Junction, CO; Rochester Hills, MI; Cherry Hill, NJ; and Horseheads, NY. The Company ended the first quarter with 320 stores and square footage of 3,334,485, which represents a 21% increase compared to the first quarter of fiscal 2008.
Outlook
     For the second quarter of fiscal 2009, the Company currently expects net sales in the range of $264 million to $272 million, compared to actual net sales of $249.1 million in the second quarter of fiscal 2008. This assumes comparable stores sales decrease 2% to 5%, compared to an increase of 3.7% in the second quarter last year.
     Income per diluted share for the second quarter of fiscal 2009 is estimated to be in the range of $0.03 to $0.05. This compares to income per diluted share for second quarter fiscal 2008 of $0.06.
For fiscal 2009, the Company plans to:
•	generate free cash flow of at least $15 million, compared to a $35.7 million net cash out flow in fiscal 2008;

•	reduce expenses by approximately $15 million including supply chain, store and other operating costs;

•	open approximately 35 new stores;

•	incur capital expenditures in a range of $72 million to $74 million, compared to $110.9 million in capital expenditures reported in fiscal 2008; and

•	reduce inventory by 5% - 7% on an average per store basis by year end 2009.

Conference Call Information
     A conference call to discuss first quarter results is scheduled for today, June 4, 2009, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on June 11, 2009 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 324320.
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 320 retail stores across 36 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 31, 2009. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 2,		May 3,
	2009		2008
Net sales	$268,825	100.0%	$239,298	100.0%
Cost of sales	189,482	70.5%	165,377	69.1%

Gross profit	79,343	29.5%	73,921	30.9%

Selling, general and administrative expense	69,194	25.7%	62,065	25.9%
Pre-opening expenses	1,195	0.4%	3,772	1.6%

Operating income	8,954	3.3%	8,084	3.4%
Interest expense	671	0.2%	915	0.4%

Income before income taxes	8,283	3.1%	7,169	3.0%
Income tax expense	3,363	1.3%	2,894	1.2%

Net income	$4,920	1.8%	$4,275	1.8%

Net income per common share:
Basic	$0.09		$0.08
Diluted	$0.08		$0.07

Weighted average common shares outstanding:
Basic	57,743		56,956
Diluted	58,750		58,980

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Balance Sheets
(Subject to Reclassification)
(In thousands)

	May 2,	January 31,	May 3,
	2009	2009	2008
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,840	$3,638	$3,975
Receivables, net	12,392	18,268	19,533
Merchandise inventories, net	230,286	213,602	212,564
Prepaid expenses and other current assets	24,200	24,294	22,435
Prepaid income taxes	5,890	8,628	—
Deferred income taxes	8,195	8,278	9,129

Total current assets	284,803	276,708	267,636

Property and equipment, net	286,140	292,224	255,123
Deferred income taxes	—	—	4,080

Total assets	$570,943	$568,932	$526,839

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$12,534	$18,000	$18,143
Accounts payable	53,500	47,811	66,508
Accrued liabilities	43,757	51,202	49,618
Accrued income taxes	—	—	6,872

Total current liabilities	109,791	117,013	141,141

Notes payable — less current portion	88,047	88,047	86,391
Deferred rent	104,168	101,288	80,411
Deferred income taxes	17,616	17,616	—

Total liabilities	319,622	323,964	307,943

Commitments and contingencies

Total stockholders’ equity	251,321	244,968	218,896

Total liabilities and stockholders’ equity	$570,943	$568,932	$526,839

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Cash Flows
(Subject to Reclassification)
(In thousands)

	Three months ended
	May 2,	May 3,
	2009	2008
	(Unaudited)
Operating activities
Net income	$4,920	$4,275
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,365	12,018
Non-cash stock compensation charges	1,295	591
Excess tax benefits from stock-based compensation	—	(1,083)
Loss on disposal of property and equipment	39	127
Change in operating assets and liabilities:
Receivables	5,876	1,110
Merchandise inventories	(16,684)	(36,455)
Prepaid expenses and other assets	94	(3,251)
Income taxes	2,738	1,808
Accounts payable	5,689	14,386
Accrued liabilities	(4,255)	(4,119)
Deferred rent	2,880	9,176

Net cash provided by (used in) operating activities	17,957	(1,417)

Investing activities
Purchases of property and equipment	(12,320)	(30,545)

Net cash used in investing activities	(12,320)	(30,545)

Financing activities
Proceeds on long-term borrowings	284,284	289,238
Payments on long-term borrowings	(289,750)	(259,474)
Proceeds from issuance of common stock under stock plans	31	1,360
Excess tax benefits from stock-based compensation	—	1,083
Initial public offering issuance costs	—	(59)

Net cash (used in) provided by financing activities	(5,435)	32,148

Net increase in cash and cash equivalents	202	186
Cash and cash equivalents at beginning of period	3,638	3,789

Cash and cash equivalents at end of period	$3,840	$3,975

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
SEC Regulation G Disclosure
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands)

	Three months ended
	May 2,	May 3,
	2009	2008
	(Unaudited)
Net cash provided by (used in) operating activities	$17,957	$(1,417)
Less: purchases of property and equipment	(12,320)	(30,545)

Free cash flow (a)	$5,637	$(31,962)

(a)	Free cash flow is a non-GAAP financial measure. The Company believes free cash flow is an important metric as it represents a measure of how much cash the Company has available after the deduction of capital expenditures, as the Company requires regular capital expenditures to build and maintain stores and purchase new equipment to improve the business. The Company uses this metric internally as the Company believes the sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace the Company’s GAAP results.

Exhibit 5
2009 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores open
	at beginning of the	opened during the	closed during the	at end of the
Fiscal 2009	quarter	quarter	quarter	quarter
1st Quarter	311	9	0	320

Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2009	the quarter	quarter	during the quarter	quarter
1st Quarter	3,240,579	93,906	0	3,334,485